Exhibit 99.1

Contact:	Tor Constantino, IQVIA Media Relations (tor.constantino@iqvia.com)
+1.484.567.6732

Andrew Markwick, IQVIA Investor Relations (andrew.markwick@iqvia.com)
+1.973.257.7144

Carol J. Burt Joins IQVIA Board of Directors

DANBURY, Conn. & RESEARCH TRIANGLE PARK, N.C. – February 21, 2019 – IQVIA™ (NYSE:IQV) today announced the appointment of Carol J. Burt to its board of directors, effective today. A principal of private investment firm Burt-Hilliard Investments for more than a decade, Burt is a former executive officer of WellPoint, Inc. (now Anthem, Inc.), lastly as Senior Vice President, Corporate Finance and Development, and previously served as Senior Vice President and Treasurer of American Medical Response. Burt also serves on the operating council and as a senior advisor to Consonance Capital Partners.

“We are pleased that Carol has agreed to be a member of our board,” said Ari Bousbib, chairman and CEO, IQVIA. “In addition to her deep finance and investment experience, she has a proven track record of corporate board participation and governance within the life sciences industry.”

Burt currently serves on the board of directors of ResMed Inc. and WellDyneRx, LLC. She previously served on the boards of directors of Envision Healthcare, WellCare Health Plans, Inc., Vanguard Health Systems, Inc., and Transitional Hospitals Corporation. She’s an active member of Women Corporate Directors and recently served as Chair of the Fortune 1000 Working Group for the Women’s Leadership Foundation of Colorado.

About IQVIA

IQVIA (NYSE:IQV) is a leading global provider of advanced analytics, technology solutions and contract research services to the life sciences industry. Formed through the merger of IMS Health and Quintiles, IQVIA applies human data science — leveraging the analytic rigor and clarity of data science to the ever-expanding scope of human science — to enable companies to reimagine and develop new approaches to clinical development and commercialization, speed innovation and accelerate improvements in healthcare outcomes. Powered by the IQVIA CORE™, IQVIA delivers unique and actionable insights at the intersection of large-scale analytics, transformative technology and extensive domain expertise, as well as execution capabilities. With more than 58,000 employees, IQVIA conducts operations in more than 100 countries.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures. To learn more, visit www.iqvia.com.

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